EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

The Registrant has two subsidiaries, as follows:

      1. Canadian Corporation 3143619 (known and doing business as Tirex Canada Inc.). 51% of the Capital Stock of Tirex Canada Inc. is held by Terence C. Byrne and Louis V. Muro, officers of directors of the Registrant, who are Canadian residents and who hold such stock for the benefit of the Registrant pursuant to a shareholders agreement, filed with this Registration Statement or incorporated herein by reference as Exhibits 10(f) and (g).

      2. Tirex Acquisition Corp., a Delaware Corporation, wholly owned by the Registrant.